As Filed With the Securities and Exchange Commission on January 30, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MICRO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0569235
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Goodyear, Irvine, California 92618

(949) 837-3700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas C. Wilder, III

President and Chief Executive Officer

Micro Therapeutics, Inc.

2 Goodyear

Irvine, California 92618

(949) 837-3700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Bruce Feuchter, Esq.

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

(949) 725-4000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.001 per share	6,296,565 shares	$3.70	$23,297,290	$2,952

(1)	In the event of a stock split, stock dividend or similar transaction involving the shares of common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933.
(2)	The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low price reported by The Nasdaq National Market for the Registrant’s common stock on January 26, 2004, which was $3.70 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JANUARY 30, 2004

PROSPECTUS

MICRO THERAPEUTICS, INC.

6,296,565 Shares of Common Stock

($0.001 par value)

This prospectus relates to the offer and sale from time to time of up to 6,296,565 shares of our common stock which are held by certain of our current stockholders named in this prospectus, who are referred to herein as the selling stockholders. The shares of our common stock offered pursuant to this prospectus were originally issued to the selling stockholders on January 30, 2004 upon exchange of $17,000,000 in aggregate principal amount of exchangeable promissory notes issued by us in a private placement pursuant to a note purchase agreement we entered into with each of those stockholders on December 4, 2003. The notes were exchanged into 6,296,565 shares of our common stock. The number of shares of common stock received by the selling stockholders in the exchange was determined by dividing (i) the outstanding principal balance plus accrued but unpaid interest on the exchangeable promissory notes at January 30, 2004 by (ii) $2.73.

The prices at which the selling stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering other than underwriting discounts and commissions, if any, which will be paid by the selling stockholders.

Our common stock is traded on The Nasdaq National Market under the symbol “MTIX.” On January 29, 2004, the last reported sale price of our common stock was $3.78 per share.

See “ Risk Factors” beginning on page 2 to read about the risks you should consider carefully before buying shares of our common stock.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement containing this prospectus, which has been filed with the Securities and Exchange Commission, is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2004.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell, and offers to buy, the shares of common stock are valid only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

ABOUT MICRO THERAPEUTICS

Micro Therapeutics, Inc. manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease.

We focus our efforts in two target markets: (i) the treatment of neuro vascular disorders of the brain associated with stroke; and (ii) the treatment of peripheral vascular disease, including blood clot therapy in hemodialysis access grafts, arteries and veins. Our objective is to provide physicians with new interventional, or minimally invasive, treatment alternatives, which improve outcomes, reduce costs, shorten procedure times, reduce drug usage and allow access to difficult-to-reach anatomical locations. We currently market more than 225 products for the treatment of neuro and peripheral vascular disease and expect to introduce additional products during 2004.

Our current products and products under development for the neuro vascular market are focused on treating disorders such as aneurysms and arterial-venous malformations, or AVMs. The current portfolio consists of Sapphire Detachable Coils that are targeted to treat brain aneurysms; Onyx®, a proprietary liquid embolic that is targeted to treat both aneurysms and AVMs; and a range of access and delivery products that include guidewires, balloon catheters and micro catheters which allow access to small, remote blood vessels. Our products in the peripheral vascular market, designed for less invasive treatment of blood clots, include: (i) a broad offering of infusion catheters, micro catheters and infusion wires; and (ii) a mechanical thrombolytic device, the Castaneda Over-The-Wire Brush™, designed for rapid interventional clot disruption and dissolution through mechanical mixing of a thrombolytic drug with the clot.

More comprehensive information about our products and us is available through our worldwide web site at www.1MTI.com. The information on our website is not incorporated by reference into this prospectus. Our executive offices are located at 2 Goodyear, Irvine, California 92618, and our telephone number is (949) 837-3700.

RISK FACTORS

An investment in our common stock is subject to significant risks and uncertainties which may result in a loss of all or a part of your investment. You should carefully consider the following information about these risks, together with the other information contained or incorporated by reference in this prospectus and any applicable prospectus supplements, prior to making an investment in Micro Therapeutics. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

We continue to incur negative cash flows from operations. Our operations to date have consumed substantial amounts of cash, and we expect this condition will continue into late 2004. We believe our anticipated cash flow from planned operations and existing capital resources, comprising primarily the net proceeds from the private placement of exchangeable promissory notes completed in December 2003, will result in us maintaining a positive cash balance through the end of 2004. At that time, however, there is no assurance that we will have achieved cash flow positive operations. Our ability to achieve cash flow positive operations will be influenced by many factors, including the extent and duration of our future operating losses, the level and timing of future revenues and expenditures, market acceptance of new products, the results and scope of ongoing research and development projects, competing technologies, market and regulatory developments and the future course of intellectual property litigation.

We currently have no committed external sources of funds and we anticipate seeking to raise additional funds during the fourth quarter of 2004, either through a public or private financing. However, such additional financing may not be available on acceptable terms or at all. If we raise additional funds by issuing equity securities, further dilution to our existing stockholders could result. If adequate funds were not available to us, our business would be negatively impacted.

We depend on patents and proprietary technology to protect our intellectual property, our revenue base and our business. Our success will depend in part on our ability to:

•	obtain and maintain our patents;

•	preserve our trade secrets; and

•	operate without infringing the proprietary rights of others.

The patent position of a medical device company may involve complex legal and factual issues. As of January 21, 2004, we held approximately 90 issued U.S. and foreign patents, and had approximately 150 U.S. and foreign patent applications pending. Our issued patents cover technology underlying our neuro vascular products, such as our embolic products and micro catheters, and our peripheral vascular products, such as the thrombolytic brush. The expiration dates of these patents generally range from 2009 to 2021. The pending patent applications cover additional aspects of our neuro vascular and peripheral vascular product lines. One of the U.S. patents we use is currently licensed to us by a physician. In addition, there are eight foreign pending patent applications, not included in the above totals, the technology for which has been licensed to Dendron by the named physicians on the patent applications. There is no guarantee that issued patents will provide us significant proprietary protection, that pending patent applications will be issued, or that products incorporating the technology in issued patents or pending applications will be free of challenge from competitors. It is possible that patents belonging to competitors will require us to alter our technology and products, pay licensing fees, or cease to market or develop our current or future technology and products. We also rely on trade secrets to protect our proprietary technology, and it is possible that others will independently develop or otherwise acquire equivalent technology or that we will be unable to maintain our technology as trade secrets. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the U.S. If we fail to protect our intellectual property rights, there could be a negative impact on our business.

There has been extensive litigation in the medical device industry regarding patents and other intellectual property rights. Prior to our acquisition of Dendron, it became involved in litigation in Europe involving patents covering certain of its products, which litigation is still active. In addition, concurrent with our acquisition of Dendron, we initiated a series of legal actions in Europe and the U.K. with the primary purpose of asserting both invalidity and non-infringement by us of certain patents held by others with respect to detachable coils and certain delivery systems. In October 2003, a Dutch court ruled that the patents at issue related to detachable coils are valid and that our Sapphire family of embolic coils do infringe on these patents. The Dutch court also ruled that the patent at issue related to a delivery system was invalid. Under the court’s ruling, we have been enjoined from engaging in infringing activities with respect to the patents in question related to the Sapphire coils in most countries within the European Union, and may be liable for unspecified monetary damages for activities in which we engaged since September 27, 2002. We have filed an appeal with the court, although there is no assurance that we will be successful in the appeal process. We believe we are in compliance with the Dutch court’s injunction and we intend to maintain such compliance.

In the U.K., we initiated an action to revoke the U.K.-designation of the same patent related to the delivery system that was found to be invalid by the Dutch court, as discussed above. The University of California has filed a counterclaim for alleged infringement. A trial date has been set for May 2004.

In the U.S., concurrent with our obtaining FDA clearance to market the Sapphire line of embolic coils, we initiated a declaratory judgment action asserting invalidity and non-infringement by us with respect to patents held by the University of California and others. In October 2003, the court dismissed this action for procedural reasons without prejudice and without decision as to the merits of the parties’ positions. In December 2003, the University of California filed an action against us in the U.S. alleging infringement by us with respect to a range of patents held by the University of California related to detachable coils and certain delivery systems. We intend to vigorously defend this action and have filed a counterclaim against the University of California and other parties claiming interest in the patents in question. There can be no assurance, however, that we will be successful either in defending against the University of California’s claim, asserting our counterclaim, or obtaining a complete resolution to the matter.

It is possible that other infringement, invalidity, right to use or ownership claims could be asserted against us with respect to our products. Although patent and intellectual property disputes in the medical device industry have often been settled through licensing or similar arrangements, these arrangements can be costly and there can be no assurance that necessary licenses would be available to us on satisfactory terms or at all under such circumstances. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a material adverse effect on our business.

One of our stockholders and its affiliates hold a majority of our common stock, which enables this affiliated group to control our Board of Directors and cause or prevent significant transactions. One of our stockholders, Micro Investment LLC, a Delaware limited liability company, and members of ev3 LLC, a Delaware limited liability company and sole owner of Micro Investment, and their affiliates beneficially own an aggregate of approximately 70% of our outstanding common stock. In addition, four members of our Board of Directors, James Corbett, Dale A. Spencer, Richard B. Emmitt and Elizabeth H. Weatherman, directly or indirectly hold equity interests in ev3 LLC. Ms. Weatherman, is a general partner of Warburg, Pincus & Co., the sole general partner of Warburg, Pincus Equity Partners, L.P., which, together with three affiliated entities, owns a majority interest in ev3 LLC.

Micro Investment and its affiliates will be able to exercise voting control over us for the foreseeable future and will be able to elect the entire Board of Directors, set dividend policy and otherwise generally determine our management. Micro Investment, which itself owns approximately 59% of our outstanding common stock, appointed three of the eight members of our current Board of Directors, and so long as Micro Investment holds 30% of the outstanding shares of our common stock, Micro Investment shall be entitled to designate four of the members of our Board of Directors. This control by Micro Investment and its affiliates could prevent, or make more difficult, a sale of Micro Therapeutics that is not on terms acceptable to Micro Investment and its affiliates. In addition, this control would allow Micro Investment to prevent, or alternatively, to cause to occur, significant corporate transactions.

Many of our products are in developmental stages and may not successfully come to market, which could harm our sales and revenues. We have only recently introduced a number of products commercially, and several of our products, including extensions of existing products, are in the early stage of development. Some of our products are in clinical trials and others have not yet reached the clinical trial stage. Our ability to market these products will depend upon a number of factors, including our ability to demonstrate the safety and efficacy of our products in the clinical setting. Our products may not be found to be safe and effective in clinical trials and may not ultimately be cleared for marketing by U.S. or foreign regulatory authorities. Our failure to develop safe and effective products that are approved for sale on a timely basis would have a negative impact on our business.

Our products may not be accepted by the market, which could harm our sales and revenues. Even if we are successful in developing safe and effective products that have received marketing clearance, our products may not gain market acceptance. In order for any of our products to be accepted, we must address the needs of potential customers. The target customers for our products are doctors who use X-rays and radioactive substances in the diagnosis and treatment of diseases, or radiologists. Specifically, we target two types of radiologists: (1) interventional neuroradiologists, who specialize in the minimally invasive treatment of neuro vascular disorders, and (2) interventional radiologists, who specialize in minimally invasive treatment of peripheral vascular disorders. However, even if these targeted customers accept our products, this acceptance may not translate into sales. Additionally, our market share for our existing products may not grow, and our products that have yet to be introduced may not be accepted in the market.

New products and technologies in the market could create additional competition, which may reduce the demand for our products. The markets in which we compete involve rapidly changing technologies and new product introductions and enhancements. We must enhance and expand the utility of our products, and develop and introduce innovative new products that gain market acceptance. New technologies, products or drug therapies developed by others could reduce the demand for our products. We may encounter technical problems in connection with our own product development that could delay introduction of new products or product enhancements. While we maintain research and development programs to continually improve our product offerings, which include adding interventional devices, our efforts may not be successful, and other companies could develop and commercialize products based on new technologies that are superior to our products either in performance or cost-effectiveness.

We face intense competition from many large companies, which may reduce the demand for our products. The medical technology industry is intensely competitive. Our products compete with other medical devices, surgical procedures and pharmaceutical products. A number of the companies in the medical technology industry, including manufacturers of neuro vascular and peripheral vascular products, have substantially greater capital resources, larger customer bases, broader product lines, greater marketing and management resources, larger research and development staffs and larger facilities than ours. These competitors have developed and may continue to develop products that are competitive with ours. They may develop and market technologies and products that are more readily accepted than ours. Their products could make our technology and products obsolete or noncompetitive. Although we believe that our products may offer certain advantages over our competitors’ currently marketed products, companies entering the market early often obtain and maintain significant market share relative to those entering the market later. While we have designed our products to be cost effective and more efficient than competing technologies, we might not be able to provide better methods or products at comparable or lower costs.

We also compete with other manufacturers of medical devices for clinical sites to conduct human trials. If we are not able to locate such clinical sites on a timely basis, it could hamper our ability to conduct trials of our products, which may be necessary to obtain required regulatory clearance or approval.

We have a limited operating history, during which time we have not been profitable. We were incorporated in 1993. From our inception through September 30, 2003, we incurred cumulative losses of approximately $103 million. We expect additional losses as we continue our research and development, clinical, regulatory, manufacturing and marketing efforts. We may not achieve significant sales of our products or become profitable. We could encounter substantial delays and unexpected expenses related to the introduction of our current and future products, or our research and development, clinical, regulatory, manufacturing and marketing efforts. Such delays or expenses could reduce revenues, increase operating losses and have a negative effect on our business.

We recently terminated several of our distribution agreements and entered into new arrangements. Effective December 31, 2002, we terminated our agreement with Abbott for the distribution of our peripheral blood clot therapy products in the U.S.

On April 1, 2002, we signed a Regulatory Transition and Short-Term Distribution Agreement with Century Medical, which superceded the September 1998 distribution agreement, provided for the transition, over a one-year period ended March 31, 2003, of regulatory responsibilities in Japan from Century to us with respect to our products, and provided for the termination of Century’s Japanese distributorship on March 31, 2003.

On September 14, 2001, we signed an agreement to terminate our distribution agreement with Guidant and Guidant’s European distributorship of our products on December 31, 2001.

On November 16, 2001, and as restated on August 4, 2003, we entered into an agreement with ev3 International, Inc. whereby ev3 International commenced providing, on January 1, 2002, product promotion, marketing, sales solicitation, inventory management, accounting, invoicing, collection and administrative services in certain countries outside the U.S. and Canada where we have no existing third-party distributor for our products, and distributor management services in certain countries outside the U.S. and Canada where we have an existing third-party distributor for our products. All the countries that had been included in the territory covered by our distribution agreement with Guidant are included in our agreement with ev3 International.

On April 30, 2003, we entered into a distribution agreement with ev3 Inc. whereby ev3 purchases peripheral vascular products from us at a fixed percentage of the actual sales prices realized by ev3 Inc. from end-user customers.

On June 2, 2003, we entered into a distribution support services agreement with ev3 Inc. under which ev3 Inc. performs inventory and administrative services with respect to finished goods inventory of certain of our neuro vascular products. Under the terms of the agreement, we are charged a fee based on a fixed percentage of the gross end-customer sales we realize from sales of those products.

On June 1, 2003, we entered into distribution agreements with ev3 K.K. (Japan) and ev3 Canada, Inc., both wholly owned subsidiaries of ev3 Inc., or, collectively, the ev3 subsidiaries. Under the terms of such distribution agreements, both of the ev3 subsidiaries purchase peripheral and neuro vascular products from us at a fixed percentage of the actual sales prices realized by the ev3 subsidiaries from end-user customers.

There is no guarantee that any of the ev3 entities will be successful in providing the services to us called for in the agreements described above.

James Corbett, Dale A. Spencer, Richard B. Emmitt and Elizabeth H. Weatherman, all members of our Board of Directors, directly or indirectly hold equity interests in ev3 LLC, which is the sole owner of both ev3 Inc. and Micro Investment (which, together with members of ev3 LLC and their affiliates, owns approximately 70% of our outstanding common stock), and are directors and, in the case of Mr. Corbett, an officer, of ev3 Inc.

Our neurovascular sales force in the U.S., including field management and supporting personnel, is comprised of approximately 15 individuals. There is competition for sales personnel experienced in interventional medical device sales, and there can be no assurance we will be able to successfully respond to this competition and attract, motivate and retain qualified sales personnel. We believe we will need to maintain our distribution arrangements or develop our own sales force. Our ability to market our products in certain areas may depend on strategic alliances with marketing partners. There is no guarantee we will be able to enter into agreements other than those with ev3 Inc. and its subsidiaries on acceptable terms or at all. Also, there can be no assurance that such agreements will be successful in developing our marketing capabilities or that we will be able to successfully develop a direct sales force.

We may need to expand our manufacturing capacity. We have found it necessary to expand our manufacturing capacity in connection with our continued development and commercialization of our products and it is likely that expansion will be necessary in the future. Development and commercialization requires additional money for facilities, tooling and equipment and for leasehold improvements. We expect that such expansion would be achieved through modified space utilization in our current leased facilities, improved efficiencies, automation and acquisition of additional tooling and equipment, however we may find it necessary to relocate all, or portions of, our leased facilities, which process is time consuming and expensive. We may not be able to obtain the required funds for expansion of our manufacturing capacity. Improved efficiencies might not result from such an expansion. Any delay or inability to expand our manufacturing capacity, including obtaining the commitment of necessary capital resources, could materially adversely affect our manufacturing ability.

If we cannot obtain approval from governmental agencies we will be unable to sell our products in some countries. The U.S. Food and Drug Administration, or FDA, as well as various state agencies regulates the development, testing, manufacturing and marketing of our products in the U.S. The FDA requires governmental clearance of such products before they are marketed. The process of obtaining FDA and other required regulatory clearances is lengthy, expensive and uncertain. Additionally, if regulatory clearance is granted, it may include significant limitations on the indicated uses for which a product may be marketed. Failure to comply with applicable regulatory requirements can result in, among other things, warning letters, fines, suspensions of approvals, product seizures, injunctions, recalls of products, operating restrictions and criminal prosecutions. The restriction, suspension or revocation of regulatory approvals or any other failure to comply with regulatory approvals or requirements would have a negative impact on our business.

Before we could offer and sell products currently sold in the U.S., we were required to submit information to the FDA in the form of a 510(k) pre-market notification in order to substantiate label claims and to demonstrate “substantial equivalence” of our products to a legally marketed Class I or II medical device or a pre-amendments Class III medical device for which the FDA had not called for pre-market approvals. Although we received FDA clearance for these products, we may not be able to obtain the necessary regulatory clearance for the manufacture and marketing of enhancements to such products or future products either in the United States or in foreign markets. We have made modifications that affect a substantial portion of our products covered under 510(k) clearances. We believe these modifications do not affect the safety or efficacy of the products and thus, under FDA guidelines, do not require the submission of new 510(k) notices. However, the FDA may not agree with any of our determinations that a new 510(k) notice was not required for such changes and could require us to submit a new 510(k) notice for any of the changes made to a device. If the FDA requires us to submit a new 510(k) notice for any device modification, we may be prohibited from marketing the modified device until the FDA clears the 510(k) notice. Delays that would be caused by the submission of a new 510(k) notice could materially adversely affect our business.

Before we can commercially market Onyx in the U.S. as a device, we are, and will be, required to submit pre-market approval applications to the FDA. This generally involves a substantially longer and less certain review process than that of a 510(k) pre-market notification. In December 2003, Onyx for the treatment of large and wide-neck brain aneurysms received designation from the FDA as a Humanitarian Use Device. In order to market a Humanitarian Use Device in the U.S., we must first submit to the FDA and obtain approval for a Humanitarian Device Exemption, or HDE. An HDE application is similar to a pre-market approval application. We intend to submit an HDE application during the second quarter of 2004, however, there is no assurance that the FDA will approve this application.

In August 2003, an advisory panel of the FDA voted to recommend, with conditions, to the FDA the approval of Onyx for the treatment of AVMs. There is no assurance, however, that the FDA will follow the panel’s recommendation or that we will be able to comply with the conditions recommended by the panel.

Manufacturers of medical devices for marketing in the U.S. are required to adhere to applicable regulations setting forth detailed Quality System Requirements, which include development, testing, control and documentation requirements. Our manufacturing processes also are subject to stringent federal, state and local regulations governing the use, generation, manufacture, storage, handling and disposal of certain materials and wastes. Although we believe we have complied in all material respects with such laws and regulations, there are periodic inspections to ensure our compliance. It is possible we could be required to incur significant costs in the future in complying with manufacturing and environmental regulations, or we could be required to cease operations in the event of any continued failure to comply.

To continue marketing our medical devices in the European Union, we will be required to maintain the certifications we have obtained, which are necessary to affix the CE Mark to our applicable products. We will have to obtain additional certifications with respect to affixing the CE Mark to our new products, in order to sell them in member countries of the European Union. We have received CE Mark certifications with respect to our currently marketed Sapphire Detachable Coils, peripheral blood clot therapy products, micro catheters, guidewires, balloon systems, and certain peripheral vascular, brain AVM, brain tumor and brain aneurysm embolization applications of Onyx. However, we may not be able to maintain our existing certifications, and we may not be successful in obtaining certifications for new products. In addition, federal, state, local and international government regulations regarding the manufacture and sale of health care products and diagnostic devices are subject to future change, and additional regulations may be adopted.

Delays in receipt of, failure to receive, or loss of regulatory approvals or clearances to market our products would negatively impact our ability to market these products.

We are exposed to product liability claims that could have a negative effect on our business. The nature of our business exposes us to risk from product liability claims. We currently maintain product liability insurance for our products, with limits of $30 million per occurrence and an annual aggregate maximum of $30 million. However, our insurance may not be adequate to cover existing and future product liability claims. Additionally, we may not be able to maintain adequate product liability insurance at acceptable rates. Any losses that we may suffer from any liability claims, and the effect that any product liability litigation may have upon the reputation and marketability of our products may divert management’s attention from other matters and may have a negative effect on our business.

We are dependent on single source suppliers and independent contract manufacturers that puts us at risk of interruptions in our business. We purchase some components and services used in connection with our products from third parties. Our dependence on third-party suppliers involves several risks, including limited control over pricing, availability, quality and delivery schedules. Delays in delivery or services or component shortages can cause delays in the shipment of our products. Our single-source components are generally acquired through purchase orders placed in the ordinary course of business, and we have no guaranteed supply arrangements with any of our single-source suppliers. Because of our reliance on these vendors, we may also be subject to increases in component costs. It is possible that we could experience quality control problems, supply shortages or price increases with respect to one or more of these components in the future. If we need to establish additional or replacement suppliers for some of these components, our access to the components might be delayed while we qualify such suppliers. Any quality control problems, interruptions in supply or component price increases with respect to one or more components could have a negative impact on our business.

We rely on independent contract manufacturers to produce some of our products and components. Our reliance on independent contract manufacturers involves several risks, including:

•	inadequate capacity of the manufacturer’s facilities;

•	interruptions in access to certain process technologies; and

•	reduced control over product quality, delivery schedules, manufacturing yields and costs.

Independent manufacturers have possession of and in some cases hold title to molds for certain manufactured components of our products. Shortages of raw materials, production capacity constraints or delays by our contract manufacturers could negatively affect our ability to meet our production obligations and result in increased prices for affected parts. Any such reduction, constraint or delay may result in delays in shipments of our products or increases in the prices of components, either of which could have a material adverse effect on our business.

We do not have supply agreements with all of our current contract manufacturers and we often utilize purchase orders, which are subject to acceptance by the supplier. An unanticipated loss of any of our contract manufacturers could cause delays in our ability to deliver our products while we identify and qualify a replacement manufacturer.

We depend upon key personnel to operate our business, which puts us at risk of a loss of expertise if key personnel were to leave us. We depend upon the contributions, experience and expertise of certain members of our management team and key consultants. Our success will depend upon our ability to attract and retain additional highly qualified management, sales, technical, clinical and consulting personnel.

Our revenues could be diminished if we cannot obtain third party reimbursement for sales of our products. In the U.S., health care providers such as hospitals and physicians that purchase medical devices generally rely on third-parties, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of therapeutic and diagnostic procedures. With the implementation of Medicare’s Prospective Payment System for hospital inpatient care (Diagnosis Related Groups, or DRGs) in the 1980s, public and private payors began to reimburse providers on a fixed payment schedule for patients depending on the nature and severity of the illness. Many tests and procedures that would have been performed under cost-plus reimbursement formulas are subject to scrutiny and must be justified in terms of their impact on patient outcomes. As a result, there is an incentive to conduct only those tests and perform only those procedures that will optimize cost-effective care.

We believe that health care providers will be able to obtain reimbursement based on reimbursement policies for embolization procedures currently in effect. There is no assurance, however, that these reimbursement policies will be applied by healthcare payors in all markets to procedures in which our products are used, or that these reimbursement policies, even if currently applicable, will not be changed in the future. Changes in reimbursement policies of governmental (both domestic and international) or private healthcare payors could negatively impact our business to the extent any such changes affect reimbursement for procedures in which our products are used.

Our revenues could be diminished if we are not able to expand our international sales. Sales for the three and nine months ended September 30, 2003 to customers in Germany aggregated 13% and 11%, respectively, of total net sales. No other countries outside the United States accounted for 10% or more of total net sales for either the three or nine months ended September 30, 2003. In addition, 64% and 66% of our revenues were derived from international sales for the three and nine months, respectively, ended September 30, 2003. We believe our future performance will be dependent in part upon our ability to increase international sales. Although the perceived demand for certain products may be lower outside the United States, we intend to continue to expand our international operations and to enter additional international markets, which will require significant management attention and financial resources. Our success in international markets will depend, in part, on our ability to establish and maintain suitable strategic alliances, or establish a direct sales presence. There is no guarantee, however, that we will be able to successfully expand our international sales.

Our international operations subject us to additional business risks, such as business interruption, increased costs and currency exchange rate fluctuations, and may cause our profitability to decline. International sales are subject to inherent risks, including unexpected changes in regulatory requirements, fluctuating exchange rates, difficulties in staffing and managing foreign sales and support operations, additional working capital requirements, customs, duties, tariff regulations, export license requirements, political and economic instability, potentially limited intellectual property protection and difficulties with distributors. In addition, sales and distribution of our products outside the United States are subject to extensive foreign government regulation. In addition, we sell products generally in local currency, which subjects us to currency exchange risks.

Large-scale market acceptance of our products will depend on the availability and level of reimbursement in international markets that we target. Reimbursement systems in international markets vary significantly by country, and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government-managed health care systems that govern reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as government-managed systems. Obtaining reimbursement approvals in each country can require approximately 12 to 18 months or longer. Any delays in obtaining, or an inability to obtain, reimbursement approvals could have a material adverse effect on our business.

Provisions in our charter documents, our stockholder rights plan and Delaware law may make an acquisition of us more difficult. Provisions of our Amended and Restated Certificate of Incorporation, Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to stockholders. Our Amended and Restated Certificate of Incorporation provides for 5,000,000 authorized shares of Preferred Stock, the rights, preferences and privileges of which may be fixed by our Board of Directors without any further vote or action by our stockholders. In addition, our stock option plans, under certain circumstances, provide for the acceleration of vesting of options granted under such plans in the event of certain transactions that result in a change of control of Micro Therapeutics. Further, Section 203 of the General Corporation Law of Delaware prohibits us from engaging in certain business combinations with interested stockholders. These provisions may have the effect of delaying or preventing a change in control of Micro Therapeutics without action by our stockholders, and therefore, could materially adversely affect the price of our common stock.

In May 1999 our Board of Directors adopted a Stockholder Rights Plan. The Stockholder Rights Plan, as amended, provides each stockholder of record one right for each share of common stock of Micro Therapeutics. The rights are represented by our common stock certificates, and are not traded separately from common stock and are not exercisable. The rights will become exercisable only if, unless approved by the Board of Directors, a person acquires or announces a tender offer that would result in ownership of 20% or more of Micro Therapeutics’ common stock, at which time, each right would enable the holder to buy shares of our common stock at a discount to the then market price. Micro Therapeutics may redeem the rights for $0.01 per right, subject to adjustment, at any time before the acquisition by a person or group of 20% or more of Micro Therapeutics’ stock. The rights have a ten-year term. The Stockholder Rights Plan may have the effect of delaying, deferring or preventing a change in control of our stock. This may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of the common stock.

Stock prices are particularly volatile in some market sectors and our stock price could decrease. The stock market sometimes experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations can cause a decrease in the price of our common stock. Changes in the medical device industry generally may have a material adverse effect on the market price of our common stock. In addition, it is likely that during a future quarterly period, our results of operations will fail to meet the expectations of stock market analysts and investors and, in such event, our stock price could materially decrease.

Most of our outstanding shares of common stock are freely tradable. The market price of our common stock could drop due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of common stock.

FORWARD-LOOKING STATEMENTS

Some of the information included herein contains forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of, estimates made by and information currently available to, our management and are subject to certain risks, uncertainties and assumptions. Any statements contained herein (including, without limitation, statements to the effect that Micro Therapeutics or our management “may,” “will,” “expects,” “anticipates,” “estimates,” “continues,” “plans,” “believes,” or “projects,” or statements concerning “potential” or “opportunity,” any variations thereof, comparable terminology or the negative thereof) that are not statements of historical fact should be construed as forward-looking statements. Our actual results may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impaired by risks including, but not limited to the following:

•	our ability to achieve cash flow positive operations;

•	the impact of a Dutch court’s ruling on our detachable coil product line, including the impact of the ruling on our ability to continue to sell our embolic coils in the EU;

•	our ability to achieve benefits from our acquisition of Dendron GmbH;

•	our ability to successfully bring our products to market;

•	market acceptance of our products;

•	our ability to compete;

•	our dependence on third party suppliers and manufacturers;

•	our limited marketing and distribution experience;

•	the market opportunity for our products;

•	our ability to obtain and maintain required regulatory approvals;

•	our ability to protect and defend our patents and proprietary technology; and

•	the ability of our customers to obtain third-party reimbursement for procedures involving our products.

Because of these and other factors that may affect our operating results, past performance should not be considered as an indicator of future performance and investors should not use historical results to anticipate results or trends in the future. All forward-looking statements included herein are made as of the date hereof. We assume no obligation to update such forward-looking statements or to update the reasons actual results could differ materially from those anticipated in such forward-looking statements. You should carefully review the risk factors described in this prospectus, beginning on page 2.

USE OF PROCEEDS

The net proceeds from the sale of the selling stockholders’ common stock will belong to the selling stockholders. We will not receive any proceeds from such sales.

SELLING STOCKHOLDERS

In connection with the private placement of exchangeable promissory notes to the selling stockholders pursuant to a note purchase agreement dated as of December 4, 2003, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares of our common stock we issued to the selling stockholders upon exchange of their exchangeable promissory notes for resale by the selling stockholders, and to keep the registration statement effective until certain shares registered thereunder are sold. Our failure to keep the registration effective subjects us to a cash penalty based on the number of days in which we are in default. The registration statement, of which this prospectus is a part, was filed with the Securities and Exchange Commission pursuant to the registration rights provisions included as an exhibit to the note purchase agreement. The registration of these shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares. The following table sets forth, as of January 30, 2004: (1) the name of each stockholder for whom we are registering shares under this registration statement; (2) the number of shares of our common stock owned by each stockholder prior to this offering; (3) the number of shares of our common stock being offered pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be owned by each stockholder after such stockholder sells all of its shares in this offering. The percentage of outstanding common stock owned upon completion of the offering is calculated based on 41,425,171 shares of common stock issued and outstanding at January 30, 2004.

Selling Stockholder	Common Stock Owned Prior to the Offering		Common Stock Being Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of Offering(1)		Percentage of Outstanding Common Stock Owned Upon Completion of Offering

Warburg, Pincus Equity Partners, L.P.(2)(3)	28,670,277	(4)	4,095,174	24,336,759	(5)	58.7%

Warburg, Pincus Netherlands Equity Partners I, C.V.(4)(6)	130,006		130,006	0		*

Warburg, Pincus Netherlands Equity Partners II, C.V.(4)(6)	86,670		86,670	0		*

Warburg, Pincus Netherlands Equity Partners III, C.V.(4)(6)	21,668		21,668	0		*

Vertical Fund I, L.P.(7)	389,646		389,646	0		*

Vertical Fund II, L.P.(7)	91,856		91,856	0		*

Special Situations Fund III, L.P.(8)	888,927		888,927	0		*

Special Situations Cayman Fund, L.P.(8)	296,309		296,309	0		*

Weber Capital Partners, L.P.(9)	281,093		185,193	95,900		*

GW 2001 Fund, L.P.(9)	181,316		111,116	70,200		*

*	Less than 1%

(1)	Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under this prospectus.

(2)	Warburg, Pincus Equity Partners, L.P. (“WPEP”), including three affiliated partnerships, controls approximately 77% of the voting power of ev3 LLC, a Delaware limited liability company, which is the sole member of Micro Investment, LLC, a Delaware limited liability company (“Micro Investment”) which owns 24,336,759 shares, or approximately 70%, of our outstanding common stock. For so long as Micro Investment continues to hold at least 30% of our outstanding common stock, it is entitled to nominate four directors to serve on our board of directors. Currently, those nominees are Richard Emmitt, Dale Spencer and Elizabeth Weatherman and one person to be designated.

(3)	The sole general partner of WPEP is Warburg Pincus & Co., a New York general partnership. WPEP is managed by Warburg Pincus LLC, a New York limited liability company. Elizabeth Weatherman, a director of Micro Therapeutics, is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. Because of their relationship with WPEP, each of Warburg Pincus & Co., Warburg Pincus LLC and Ms. Weatherman may be deemed to beneficially own all of the shares of common stock owned by WPEP. Ms. Weatherman disclaims the beneficial ownership of such shares.

(4)	By virtue of WPEP’s control of ev3 LLC, which is the sole member of Micro Investment, which owns 24,336,759 shares of our outstanding common stock, WPEP may be deemed to beneficially own all shares of our common stock owned by Micro Investment. The 28,670,277 shares of common stock owned by WPEP prior to the offering includes (i) 4,095,174 shares owned by WPEP, (ii) 238,344 shares collectively owned by Warburg, Pincus Netherlands Equity Partners I, C.V. (“WPNEP I”), Warburg, Pincus Netherlands Equity Partners II, C.V. (“WPNEP II”) and Warburg, Pincus Netherlands Equity Partners III, C.V. (“WPNEP III”) and (iii) the 24,336,759 shares of common stock owned by Micro Investment.

(5)	The 24,336,759 shares of common stock owned by WPEP upon completion of the offering represents the shares of common stock owned by Micro Investment which WPEP may be deemed to beneficially own and assumes WPEP, WPNEP I, WPNEP II and WPNEP III sell all of the shares owned by them in the offering.

(6)	The sole general partner of WPNEP I, WPNEP II and WPNEP III is Warburg Pincus & Co., a New York general partnership. Each of WPNEP I, WPNEP II and WPNEP III are managed by Warburg Pincus LLC, a New York limited liability company. Elizabeth Weatherman, a director of Micro Therapeutics, is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. Because of their relationship with WPNEP I, WPNEP II and WPNEP III, each of Warburg Pincus & Co., Warburg Pincus LLC and Ms. Weatherman may be deemed to beneficially own all of the shares of common stock owned by WPNEP I, WPNEP II and WPNEP III. Ms. Weatherman disclaims the beneficial ownership of such shares.

(7)	Vertical Fund I, L.P. (“Vertical Fund I”) and Vertical Fund II, L.P. (“Vertical Fund II”) are members of ev3, LLC, which is the sole member of Micro Investment. The sole general partner of each of Vertical Fund I and Vertical Fund II is The Vertical Group, L.P., a Delaware limited partnership. Richard Emmitt, a director of Micro Therapeutics, is a general partner of The Vertical Group, L.P. Because of their relationship with Vertical Fund I and Vertical Fund II, The Vertical Group, L.P. and Mr. Emmitt may be deemed to beneficially own all of the shares of common stock owned by Vertical Fund I and Vertical Fund II. Mr. Emmitt disclaims the beneficial ownership of such shares.

(8)	MGP Advisors Limited (“MGP”) is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM and hold the dispositive voting and investment power over the shares of common stock.

(9)	Weber Capital Management, LLC is the general partner of Weber Capital Partners, L.P. and GW 2001 Fund, L.P. Eugene Weber is the managing partner of Weber Capital Management, LLC and holds the dispositive voting and investment power over the shares of common stock. Mr. Weber disclaims the beneficial ownership of such shares.

This prospectus also covers any additional shares of commons stock that we may issue, or that may be issuable, to the selling stockholders by reason of any stock split, stock dividend or similar transaction involving our common stock.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds from the sale of common stock offered pursuant to this prospectus. The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the selling stockholders listed in the preceding section, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. These selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. All or a portion of the common stock offered by this prospectus may be offered for sale from time to time on The Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions, including, among others:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	privately negotiated transactions or through sales to one or more broker-dealers or underwriters for resale of such securities as principals;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	the distribution of shares to partners, members or security holders of the selling stockholders;

•	short sales and sales to cover short sales;

•	through transactions in options, swaps or other derivative transactions;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The selling stockholders may pay usual and customary or specifically negotiated brokerage fees or commissions.

To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents also may receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares offered pursuant to this prospectus. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 or any other exemption from registration may be sold under Rule 144 or any other exemption rather than pursuant to this prospectus. We are not aware that there is any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under current applicable rules and regulations of the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and will inform them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares being offered pursuant to this prospectus.

The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell any or all of the shares.

We will bear all costs, expenses and fees in connection with the registration of the resale of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders for, among other things, liabilities based on untrue material facts, or omissions of material facts, contained in this prospectus. The selling stockholders have agreed to indemnify us for liabilities based on untrue material facts, or omissions of material facts, contained in this prospectus, but only to the extent that such material fact or omission is made in reliance on written information furnished by the selling stockholders and stated to be specifically for use in preparation of this prospectus. The selling stockholders will pay any applicable underwriters’ commissions and expenses, brokerage fees or transfer taxes.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed on by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3, including amendments thereto, relating to the common stock offered hereby, with the Securities and Exchange Commission. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered hereby, reference is made to such registration statement, exhibits and schedules.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements, other information and a copy of the registration statement may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the Securities and Exchange Commission, at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement and the reports, proxy statements and other information filed by us are also available through the Securities and Exchange Commission’s website on the worldwide web at the following address: http://www.sec.gov.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated, except for information furnished under Item 9 or Item 12 of Form 8-K, which is not deemed filed and not incorporated by reference herein. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

We hereby incorporate by reference the following documents:

1.	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed with the SEC on April 4, 2003, as amended on Form 10-KSB/A filed with the SEC on April 10, 2003;

2.	Our Quarterly Report on Form 10-QSB for the quarter ended March 30, 2003, filed with the SEC on May 14, 2003;

3.	Our Quarterly Report on Form 10-QSB for the quarter ended June 29, 2003, filed with the SEC on August 13, 2003;

4.	Our Quarterly Report on Form 10-QSB for the quarter ended September 28, 2003, filed with the SEC on November 17, 2003;

5.	Our Current Report on Form 8-K, filed with the SEC on October 14, 2003 (except for information furnished under Item 9 or Item 12 of Form 8-K, which is not deemed filed and not incorporated by reference herein);

6.	Our Current Report on Form 8-K, filed with the SEC on October 28, 2003;

7.	Our Current Report on Form 8-K, filed with the SEC on December 10, 2003;

8.	The description of our capital stock contained in our Registration Statement on Form 8-A12G, filed with the SEC on January 21, 1997; and

9.	The description of our capital stock contained in our Registration Statement on Form 8-A12G, filed with the SEC on June 3, 1999, as amended on August 20, 2003.

You may request a copy of these filings, at no cost, by writing or calling us at Micro Therapeutics, 2 Goodyear, Irvine, California 92618, telephone number (949) 837-3700, Attention: Harold A. Hurwitz.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

As permitted by Delaware law, our amended and restated certificate of incorporation eliminates the liability of directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by Delaware law.

Our bylaws provide that we will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the maximum extent authorized by Delaware law.

Our bylaws also give us the ability to enter into indemnification agreements with each of our directors and officers. We have entered into indemnification agreements with each of our directors and officers which provide for the indemnification of such persons against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law. Finally, our bylaws permit us to maintain indemnification insurance for our directors, officers, employees, fiduciaries and agents We carry such directors and officers liability insurance. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Micro Therapeutics pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee. All of the amounts shown will be paid by Micro Therapeutics.

To be paid by Micro Therapeutics
Securities and Exchange Commission registration fee	$2,952
Nasdaq National Market listing fee	$22,500
Legal fees and expenses	$10,000
Accounting fees and expenses	$5,000
Miscellaneous expenses	$7,000

Total	$47,452

Item 15. Indemnification of Directors and Officers

(a) As permitted by Delaware law, our amended and restated certificate of incorporation eliminates the liability of directors to Micro Therapeutics or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by Delaware law.

(b) Our bylaws provide that we will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was its director or officer against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the maximum extent authorized by Delaware law.

(c) Our bylaws also give us the ability to enter into indemnification agreements with each of our directors and officers. We have entered into indemnification agreements with each of our directors and officers which provide for the indemnification of our directors and officers against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law. Finally, our bylaws permit us to maintain indemnification insurance for our directors, officers, employees, fiduciaries and agents We carry such directors and officers liability insurance.

Item 16. Exhibits

Exhibit Number	Description

2.1	Note Purchase Agreement, dated December 4, 2003, by and among Micro Therapeutics, Inc. and the investors a party thereto, including as exhibits thereto, the Registration Rights provisions and Form of Exchangeable Promissory Note (Incorporated by reference to Exhibit 2.1 to Micro Therapeutics’ Form 8-K filed with the Securities and Exchange Commission on December 10, 2003).

4.1	Amended and Restated Certificate of Incorporation of Micro Therapeutics (Incorporated by reference to Exhibit 3.1.1 of Micro Therapeutics’ Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2001, as filed with the Securities and Exchange Commission on July 14, 2001).

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Micro Therapeutics, Inc. dated as of February 20, 2003 (Incorporated by reference from Micro Therapeutics’ annual report on Form 10-KSB for the year ended December 31, 2002, as filed with the Securities and Exchange Commission on April 4, 2003).

4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Micro Therapeutics, Inc. dated as of January 30, 2004.

4.4	Bylaws of Micro Therapeutics, Inc. (Incorporated by reference to Exhibit 3.2.1 of Micro Therapeutics’ Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on August 8, 2001).

4.5	Rights Agreement, dated as of June 3, 1999, between Micro Therapeutics, Inc. and U.S. Stock

Transfer Corporation, as Rights Agent, which includes: as Exhibit A thereto a form of Certificate of Designation for the Preferred Stock, as Exhibit B thereto the form of Rights Certificate and as Exhibit C thereto a Summary of Terms of Shareholders Rights Plan (Incorporated by reference to Exhibit 1 to Micro Therapeutics’ Registration Statement on Form

8-A, as filed with the Securities and Exchange Commission on June 3, 1999).

4.6	First Amendment to Rights Agreement, dated August 18, 2003, between Micro Therapeutics, Inc. and U.S. Stock Transfer Corporation, as Rights Agent (Incorporated by reference to Exhibit 2 to Amendment No. 1 to Micro Therapeutics’ Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission on August 20, 2003).

4.7	Specimen Certificate for Micro Therapeutics Common Stock (Incorporated by reference to Exhibit 3.3 to Amendment No. 3 to Micro Therapeutics’ Registration Statement on Form SB-2, as filed with the Securities and Exchange Commission on February 6, 1997).

5.1	Opinion of Stradling Yocca Carlson & Rauth.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Stradling Yocca Carlson & Rauth (see Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

Item 17. Undertakings

(a) Micro Therapeutics hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Micro Therapeutics hereby undertakes, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Micro Therapeutics pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Micro Therapeutics in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 30th day of January, 2004.

MICRO THERAPEUTICS, INC.

By:	/s/ THOMAS C. WILDER, III

Thomas C. Wilder, III President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Micro Therapeutics, Inc., do hereby constitute and appoint Thomas C. Wilder, III and Harold A. Hurwitz, and each of them individually, our true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas C. Wilder, III Thomas C. Wilder, III	President & Chief Executive Officer (Principal Executive Officer) and Director	January 30, 2004

/s/ Harold A. Hurwitz Harold A. Hurwitz	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 30, 2004

/s/ James Corbett James Corbett	Chairman of the Board of Directors	January 30, 2004

/s/ George B. Wallace George B. Wallace	Director	January 30, 2004

/s/ Dale A. Spencer Dale A. Spencer	Director	January 30, 2004

/s/ Elizabeth H. Weatherman Elizabeth H. Weatherman	Director	January 30, 2004

/s/ Richard B. Emmitt Richard B. Emmitt	Director	January 30, 2004

/s/ Richard Randall Richard Randall	Director	January 30, 2004

EXHIBIT INDEX

Exhibit Number	Description

2.1	Note Purchase Agreement, dated December 4, 2003, by and among Micro Therapeutics, Inc. and the investors a party thereto, including as exhibits thereto, the Registration Rights provisions and Form of Exchangeable Promissory Note (Incorporated by reference to Exhibit 2.1 to Micro Therapeutics’ Form 8-K filed with the Securities and Exchange Commission on December 10, 2003).

4.1	Amended and Restated Certificate of Incorporation of Micro Therapeutics (Incorporated by reference to Exhibit 3.1.1 of Micro Therapeutics’ Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2001, as filed with the Securities and Exchange Commission on July 14, 2001).

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Micro Therapeutics, Inc. dated as of February 20, 2003 (Incorporated by reference from Micro Therapeutics’ annual report on Form 10-KSB for the year ended December 31, 2002, as filed with the Securities and Exchange Commission on April 4, 2003).

4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Micro Therapeutics, Inc. dated as of January 30, 2004.

4.4	Bylaws of Micro Therapeutics, Inc. (Incorporated by reference to Exhibit 3.2.1 of Micro Therapeutics’ Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on August 8, 2001).

4.5	Rights Agreement, dated as of June 3, 1999, between Micro Therapeutics, Inc. and U.S. Stock Transfer Corporation, as Rights Agent, which includes: as Exhibit A thereto a form of Certificate of Designation for the Preferred Stock, as Exhibit B thereto the form of Rights Certificate and as Exhibit C thereto a Summary of Terms of Shareholders Rights Plan (Incorporated by reference to Exhibit 1 to Micro Therapeutics’ Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission on June 3, 1999).

4.6	First Amendment to Rights Agreement, dated August 18, 2003, between Micro Therapeutics, Inc. and U.S. Stock Transfer Corporation, as Rights Agent (Incorporated by reference to Exhibit 2 to Amendment No. 1 to Micro Therapeutics’ Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission on August 20, 2003).

4.7	Specimen Certificate for Micro Therapeutics Common Stock (Incorporated by reference to Exhibit 3.3 to Amendment No. 3 to Micro Therapeutics’ Registration Statement on Form SB-2, as filed with the Securities and Exchange Commission on February 6, 1997).

5.1	Opinion of Stradling Yocca Carlson & Rauth.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Stradling Yocca Carlson & Rauth (see Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

II-4